Exh. 10-a

                     TERMINATION OF MANAGEMENT AGREEMENT

	This Agreement is made as of the 18th day of August, 2006, by and between RMI Montclair, Inc., a New Jersey corporation having its principal place of business in New Jersey ("RMI"), and Headliners
Entertainment Group, Inc., a Delaware corporation having its principal place of business in New Jersey ("HLEG").

	WHEREAS, RMI and HLEG entered into an Management Agreement dated June 7, 2005 (the "Management Agreement") whereunder HLEG agreed to manage certain property leased to RMI located at 499-501 Bloomfield Avenue, Montclair, New Jersey (the "Property") and to pay obligations arising in connection with the Property in exchange for the right to receive certain revenues; and

	WHEREAS, the parties have decided it is in their mutual best interests to terminate the Management Agreement;

	NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties agree as follows:

     1. Termination of Agreement. RMI and HLEG agree to terminate the Management Agreement, effective as of September 1, 2006 (the "Termination Date"). Neither RMI nor HLEG shall have any further rights or obligations under or in connection with the Management Agreement from and after the Termination Date.

     2. License of Certain Intangible Rights. HLEG hereby grants to RMI a license ("License") to use the names "Rascals Comedy Club" and "The Red Cheetah" in connection with RMI'S operation of the existing club and dance hall on the Property. If RMI discontinues regular and continuous operation of the club or dance hall on the Property, whether voluntarily or involuntarily, for a period exceeding two months, the License to use the name associated with the club or dance hall (as applicable) shall terminate. For further clarity, RMI shall not be permitted to use either of the licensed names at any other location or in connection with any new business at the current location. Nor shall RMI be permitted to use any tradename or trademark that is now used or hereafter used by HLEG or its subsidiaries in connection with the operation of an entertainment facility. This License is not transferable or assignable, except in connection with the sale by RMI of the business operated at the Property, and then only for the purpose of carrying on business at that location.

     3. Release from Guarantees, Release of Pledged Securities, and
        Undertakings.

        a. RMI agrees to use its best efforts to secure the release of HLEG from its obligations as guarantor of the following obligations of RMI: (a) RMI's obligations to the landlord under the lease of the Property as set forth in the Lease Agreement between N.K. Gray Development, LLC as landlord and RMI as tenant; (b) RMI's obligations to N.K. Gray Development, LLC with respect to the purchase of the liquor license associated with the Property; and (c) RMI's obligations to Anomaly Capital, LLC in connection with a loan for the development of the Property in the original principal amount of $360,000 from Anomaly Capital to RMI. HLEG's guarantees of the foregoing obligations are referred to collectively herein as the "HLEG Guarantees."

        b. RMI shall use its best efforts to secure the release of certain shares of common stock of HLEG pledged by HLEG to Anomaly Capital as collateral for HLEG's guaranty of the Anomaly Capital loan.

        c. RMI agrees to use its best efforts to hold HLEG and its officers and directors harmless from and indemnify it against all liability for sales taxes, payroll taxes and other taxes arising prior to the date hereof or hereafter as a result of the operations of the restaurant, dance club and/or comedy club on the Property.

     4. Indemnification. RMI shall indemnify, defend and hold harmless HLEG, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof, a shareholder, officer, director or employee of HLEG or any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the Management Agreement or the HLEG Guarantees or out of any obligation or liability of RMI to any third party or governmental authority. Any Indemnified Party wishing to claim indemnification under this Section 5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify RMI in writing, but the failure to so notify shall not relieve RMI from any liability that it may have hereunder, except to the extent that such failure would materially prejudice RMI.

     5. Miscellaneous.

        a. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

        b. Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns provided, however, neither party may assign any rights, nor secure the assumption of any obligations hereunder, to any third party without the prior written consent of the other party to this Agreement.

        c.  Notices.   All notices and other communications under
            this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

            i. If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

            ii. If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (i) above, when transmitted and receipt is confirmed by the fax machine; or

            iii. If otherwise actually personally delivered, when
                 delivered.

            All notices and other communications under this Agreement shall be sent or delivered as follows:

            If to HLEG to:

            Mr. Michael Margolies, Chief Executive Officer
            Headliners Entertainment Group, Inc.
            14 Garrison Inn Lane
            Garrison, New York 10524
            Facsimile:  845-424-4003

            If to RMI to:

            Mr. Eduardo Rodriguez, President
            Rascals Montclair, Inc.
            501 Bloomfield Avenue
            Montclair, NJ 07042
            Facsimile:  973-233-1299

	Each Party may change its address by written notice in accordance with this Section.

        d. Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, representations, and promises by any party or between RMI and HLEG related thereto, including without limitation the Management Agreement.

        e. Legal and Professional Advice: The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective as of the date first above written.


Headliners Entertainment Group, Inc.

By: /s/ Michael Margolies
	Michael Margolies
	Title: Secretary


RMI Montclair, Inc.

By: /s/ Eduardo Rodriguez
	Eduardo Rodriguez
	Title: President


                            INDEMNITY BY SHAREHOLDER

Eduardo Rodriguez hereby agrees that in the event of the sale by Anomaly Capital of any of the pledged shares referred to in Section 4(b) of the foregoing agreement, he will surrender to HLEG shares of its common stock equal to the lesser of (a) the number of shares sold by Anomaly Capital and (b) the number of shares owned by him or by members of his immediate family or by entities under his control.

						/s/ Eduardo Rodriguez
						Eduardo Rodriguez